UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TRI-COUNTY FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Tri-County Financial Corp.

April 9, 2007
Dear Stockholder:
I am pleased to invite you to attend the annual meeting of stockholders of Tri-County Financial Corporation (the “Company”) to be held in the Board Room at the main office of Community Bank of Tri-County, 3035 Leonardtown Road, Waldorf, Maryland on Wednesday, May 9, 2007 at 10:00 a.m.
The attached Notice and Proxy Statement describe the formal business to be transacted at the annual meeting. Directors and officers of the Company as well as a representative of the Company’s auditors, Stegman & Company, will be present to respond to any questions stockholders may have.
Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the annual meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the annual meeting.
We look forward to seeing you at the meeting.

Sincerely,

Michael L. Middleton
President and Chief Executive Officer

Executive Offices • P.O. Box 38 • Waldorf, Maryland 20604-0038 • 301-843-0854 (Fax) 301-843-3625

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
ANNUAL MEETING OF STOCKHOLDERS
NOMINEES FOR ELECTION OF DIRECTORS
DIRECTORS CONTINUING IN OFFICE
COMPENSATION DISCUSSION AND ANALYSIS
REVOCABLE PROXY
VOTE AUTHORIZATION FORM

TRI-COUNTY FINANCIAL CORPORATION
3035 LEONARDTOWN ROAD
WALDORF, MARYLAND 20601
(301) 645-5601
NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. on Wednesday, May 9, 2007

PLACE	The Board Room at the main office of Community Bank of Tri-County, 3035 Leonardtown Road, Waldorf, Maryland

ITEMS OF BUSINESS	(1) The election of five directors of the Company;

(2) The ratification of the appointment of Stegman & Company as the independent auditors of the Company for the fiscal year ending December 31, 2007; and

(3) Such other matters as may properly come before the annual meeting or any adjournments thereof. The Board of Directors is not aware of any other business to come before the annual meeting.

RECORD DATE	To vote, you must have been a stockholder at the close of business on March 9, 2007.

PROXY VOTING	You are requested to fill in and sign the enclosed form of proxy, which is solicited by the Board of Directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the annual meeting in person.

GREGORY C. COCKERHAM Secretary April 9, 2007

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT
OF
TRI-COUNTY FINANCIAL CORPORATION
3035 LEONARDTOWN ROAD
WALDORF, MARYLAND 20601
(301) 645-5601
ANNUAL MEETING OF STOCKHOLDERS
May 9, 2007
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Tri-County Financial Corporation (“Tri-County Financial” or the “Company”) to be used at the annual meeting of stockholders of the Company, which will be held in the Board Room at the main office of Community Bank of Tri-County (the “Bank”), 3035 Leonardtown Road, Waldorf, Maryland on Wednesday, May 9, 2007 at 10:00 a.m. The accompanying notice of meeting and this Proxy Statement are being first mailed to stockholders on or about April 9, 2007.
Voting and Revocability of Proxies
Who Can Vote at the Meeting. You are entitled to vote your Tri-County Financial common stock if the records of the Company show that you held your shares as of the close of business on March 9, 2007. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or nominee. As the beneficial owner, you have the right to direct your broker on how to vote your shares. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing it on how to vote your shares.
As of the close of business on March 9, 2007, 2,655,159 shares of Tri-County Financial common stock were outstanding. Each share of common stock has one vote.
Attending the Meeting. If you are a stockholder as of the close of business on March 9, 2007, you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank, broker or other nominee are examples of proof of ownership. If you want to vote your shares of Tri-County Financial common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.
Vote Required. The annual meeting will be held if at least a majority of the outstanding shares of common stock entitled to vote, constituting a quorum, is represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for the purpose of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.
In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by an affirmative vote of a majority of the shares cast at the annual meeting. Votes that are withheld will have the same effect as a negative vote.
In voting on the ratification of the appointment of Stegman & Company as independent auditors, you may vote in favor of the proposal, vote against the proposal or abstain from voting. This proposal will be decided by the affirmative vote of a majority of the shares cast at the annual meeting and entitled to vote. On this matter, abstentions will not be counted as votes cast and will have no effect on the voting.
Voting by Proxy. This proxy statement is being sent to you by the Board of Directors of Tri-County Financial to request that you allow your shares of Tri-County Financial common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Tri-County Financial common stock represented at the meeting by properly executed, dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you vote “FOR” each of the nominees for director and “FOR” ratification of the appointment of Stegman & Company as independent auditors.
If any matter not described in this proxy statement is properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your Tri-County Financial common stock may also be voted by the persons named in the proxy card on the new meeting date, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the meeting.
Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company, by delivering a later-dated or by attending the annual meeting and voting in person. The presence of a stockholder at the annual meeting will not in and of itself revoke such stockholder’s proxy.
If your Tri-County Financial common stock is held in “street” name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other nominee, you must contact your broker, bank or other nominee.
Participants in the Bank’s ESOP. If you participate in the Community Bank of Tri-County Employee Stock Ownership Plan (the “ESOP”), you will receive a voting instruction form that reflects all shares you may direct the ESOP trustees to vote on your behalf under the ESOP. Under the terms of the ESOP, the trustees vote all shares held by the ESOP, but each ESOP participant may direct the trustees how to vote the shares of common stock allocated to his or her account. The trustees, subject to the exercise of their fiduciary duties, will vote all unallocated shares of Company common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which they have received timely voting instructions. The deadline for returning your voting instructions to the ESOP trustees is April 30, 2007.
Corporate Governance
General. Tri-County Financial periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern Tri-County Financial’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for Tri-County Financial.
Code of Ethics. Tri-County Financial has adopted a Code of Ethics that is designed to ensure that the Company’s directors and employees meet the highest standards of ethical conduct. The Code of Ethics, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. Under the terms of the Code of Ethics, violations of the Code of Ethics are required to be reported to the Audit Committee of the Board of Directors. A copy of the Code of Ethics has been filed as an exhibit to the Company’s annual report.
As a mechanism to encourage compliance with the Code of Ethics, the Company has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls and auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner.
Meetings and Committees of the Board of Directors. The Board of Directors conducts its business through meetings of the Board and through activities of its committees. During 2006, the Board of Directors held eight meetings. No Director of the Company attended fewer than 75% of the total meetings of the Board of Directors and committees on which such Board member served during the period he or she served on the Board.

The following table identifies our standing committees and their members.

Director	Audit Committee		Governance Committee
C. Marie Brown

Philip T. Goldstein			X

Louis P. Jenkins, Jr.			X	*

Michael L. Middleton

Herbert N. Redmond, Jr.	X	*	X

James R. Shepherd	X		X

A. Joseph Slater, Jr.	X

H. Beaman Smith			X

Joseph V. Stone, Jr.	X

Number of Meetings in 2006	9		8

*	Denotes Chairperson
Audit Committee. The Company’s Audit Committee engages the Company’s independent auditors and meets with them in connection with their annual audit and reviews the Company’s accounting and financial reporting policies and practices. All of the members of the Audit Committee are “independent” as defined under the listing standards of the Nasdaq Stock Market. The Board of Directors has determined that the Audit Committee does not have a member who is an “audit committee financial expert” as defined under the rules and regulations of the Securities and Exchange Commission. While the Board recognizes that no individual Board member meets the qualifications required of an “audit committee financial expert,” the Board believes that appointment of a new director to the Board and to the Audit Committee at this time is not necessary as the level of financial knowledge and experience of the current members of the Audit Committee, including the ability to read and understand fundamental financial statements, is cumulatively sufficient to discharge adequately the Audit Committee’s responsibilities. The Audit Committee acts under a written charter adopted by the Board of Directors, a copy of which is attached as Appendix A to this proxy statement. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Audit Committee Report.”
Governance Committee. The Company does not have a separate compensation committee. However, the Governance Committee approves the compensation objectives for the Company and the Bank and establishes the compensation for the Chief Executive Officer and other executives. All of the members of the Governance Committee are “independent” as defined under the listing standards of the Nasdaq Stock Market, except for Mr. Smith, who was an employee of the Company and the Bank through January 22, 2007. The Governance Committee operates under a written charter that governs its composition and responsibilities, a copy which is attached as Appendix B to this proxy statement. Decisions by the Governance Committee with respect to the compensation of executive officers are approved by the full Board of Directors. See “Compensation Discussion and Analysis” for more information regarding the role of management and compensation consultants in determining and/or recommending the amount or form of executive compensation. The report of the Governance Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Governance Committee Report.”
The Governance Committee also selects nominees for election as directors. In its deliberations, the Governance Committee considers a candidate’s knowledge of the banking business and involvement in community, business and civic affairs, and also considers whether the candidate would adequately represent the Company’s market area. Any nominee for director made by the Governance Committee must be highly qualified with regard to some or all the attributes listed in the preceding sentence. In searching for qualified director candidates to fill vacancies on the Board, the Governance Committee solicits its current directors for the names of potential qualified candidates. The Governance Committee may also ask its directors to pursue their business contacts for the names of potentially qualified candidates. The Governance Committee would then consider the potential pool of director candidates, select the top candidate based on the candidates’ qualifications and the Governance Committee’s needs, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a director of the Company. If a stockholder has submitted a proposed nominee, the Governance Committee would consider the proposed nominee, along with any other proposed nominees recommended by individual directors, in the same manner in which the Governance Committee would evaluate nominees for director recommended by the Board of Directors.
The Governance Committee will consider recommendations for directorships submitted by stockholders. Stockholders who wish the Governance Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to the Governance Committee in care of the Secretary, Tri-County Financial Corporation, 3035 Leonardtown Road, Waldorf, Maryland 20601. Each written recommendation must set forth (1) the name of the recommended candidate, (2) the number of shares of stock of the Company that are beneficially owned by the stockholder making the recommendation and by the recommended candidate, and (3) a detailed statement explaining why the stockholder believes the recommended candidate should be nominated for election as a director. In addition, the stockholder making such recommendation must promptly provide any other information reasonably requested by the Governance Committee. To be considered by the Governance Committee for nomination for election at an annual meeting of stockholders, the recommendation must be received by the January 1st preceding that annual meeting. Recommendations by stockholders that are made in accordance with these procedures will receive the same consideration given to other candidates recommended by directors or executive management.
Board Policies Regarding Communications with the Board of Directors. The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to the Secretary, Tri-County Financial Corporation, 3035 Leonardtown Road, Waldorf, Maryland 20601. Any communication must state the number of shares beneficially owned by the stockholder making the communication. The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is addressed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.
Attendance at Annual Meetings. The Company does not have a policy regarding Board member attendance at annual meetings of stockholders. All of the Company’s directors attended the Company’s 2006 annual meeting of stockholders.

Principal Holders of Voting Securities
The following table sets forth, as of March 9, 2007, certain information as to those persons known by the Company to beneficially own more than 5% of the Company’s outstanding shares of common stock and as to the shares of common stock beneficially owned by each director, each executive officer named in the summary compensation table and by all executive officers and directors of the Company as a group. All beneficial owners listed in the table have the same address as the Company. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown. Share ownership reflects the three-for-two stock split effected on November 27, 2006.

			Number of Shares
	Number of Shares		That May be Acquired	Percent of Shares
	Owned (Excluding		within 60 Days by	of Common Stock
Name of Beneficial Owners	Options) (1)		Exercising Options	Outstanding (2)
C. Marie Brown	92,945	(3)	57,554	5.55%
Gregory C. Cockerham	59,774		48,870	4.02
Philip T. Goldstein	1,500		—	*
Louis P. Jenkins, Jr.	3,712		18,056	*
Michael L. Middleton	277,738	(4)	72,436	12.84
William J. Pasenelli	5,655		35,393	1.53
Herbert N. Redmond, Jr.	9,246		29,925	1.46
James R. Shepherd	2,343		13,893	*
A. Joseph Slater, Jr.	7,837		15,412	*
H. Beaman Smith	102,440	(5)	27,912	4.86
Joseph V. Stone, Jr.	6,000		—	*

All Directors, Executive Officers and Nominees as a Group (13 persons)	569,190		319,451	29.87

Community Bank of Tri-County Employee Stock Ownership Plan (6)	188,176		—	7.09

*	Less than 1% of the shares outstanding

(1)	Includes shares allocated to the account of the individuals under the Community Bank of Tri-County Employee Stock Ownership Plan, with respect to which the individual has voting but not investment power as follows: Ms. Brown -26,953 shares; Mr. Cockerham-24,413 shares; Mr. Middleton-38,635 shares; and Mr. Pasenelli-2,846 shares.

(2)	Based upon 2,655,159 shares of Company common stock outstanding, plus, for each individual or group, the number of shares of Company common stock that each individual or group may acquire through the exercise of options within 60 days.

(3)	Includes 27,000 shares owned by Ms. Brown’s husband.

(4)	Includes 69,351 shares owned by Mr. Middleton’s wife and 4,212 shares owned by the individual retirement account of Mr. Middleton’s wife.

(5)	Includes 18,165 shares owned by Mr. Smith’s wife.

(6)	Includes 8,020 shares held in a suspense account for future allocation and/or distribution among participants as the loan used to purchase the shares is repaid. The ESOP trustees votes all allocated shares in accordance with the instructions of the participating employees. Unallocated shares and shares for which no instructions have been received are voted by the trustees, subject to the exercise of its fiduciary duties, in the same proportion as shares for which it has received timely voting instructions.

Proposal 1 — Election of Directors
Tri-County Financial’s Board of Directors currently consists of nine members. The Company’s Articles of Incorporation provide that directors are to be elected for terms of three years, approximately one-third of whom are to be elected annually. Since the Company is trading on the OTC Electronic Bulletin Board, there is no independence requirement for the Company’s directors. However, if the Company were to apply the current listing standards of the Nasdaq Stock Market, each of the directors would be considered independent, except for C. Marie Brown and Michael L. Middleton because they are employees of the Company and the Bank and H. Beaman Smith, who was an employee of the Company and the Bank in 2006. In determining the independence of its directors, the Board considered transactions, relationships or arrangements between the Company, the Bank and its directors that are not required to be disclosed in this proxy statement under the heading “Relationship and Transactions with the Company and the Bank,” including loans with the Bank.
Messrs. Goldstein and Stone were the nominees resulting from a director search conducted by the Governance Committee, based upon the recommendations of non-management directors. The Governance Committee then recommended the appointments to the full Board of Directors and they were approved in July 2006.
The Board of Directors has nominated C. Marie Brown, Louis P. Jenkins, Jr. and Michael L. Middleton to serve for an additional three-year term, Philip T. Goldstein to serve a one-year term and Joseph V. Stone, Jr. to serve a two-year term, until their successors are elected and qualified. It is intended that the persons named in the proxies solicited by the Board will vote for the election of the named nominees.
If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board knows of no reason why any nominee might be unable to serve.
The Board of Directors recommends a vote “FOR” the election of all of the nominees.
Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each biography is as of December 31, 2006. There are no family relationships among the directors or executive officers. The indicated period for service as a director includes service as a director of Community Bank of Tri-County.
NOMINEES FOR ELECTION OF DIRECTORS
The following directors have terms ending in 2010:
C. Marie Brown has been associated with the Bank for over 30 years and serves as its Chief Operating Officer. Ms. Brown is an alumna of Charles County Community College with an associates of arts degree in management development. She is a supporter of the Handicapped and Retarded Citizens of Charles County, a member of the Zonta Club of Charles County and serves on various administrative committees of the Hughesville Baptist Church. Age 64. Director since 1991.
Louis P. Jenkins, Jr. is the principal of Jenkins Law Firm, LLC, located in LaPlata, Maryland. Before entering private practice, Mr. Jenkins served as an Assistant State’s Attorney in Charles County, Maryland from 1997 to 1999. In addition to his private practice, Mr. Jenkins serves as Court Auditor for the Circuit Court for Charles County, Maryland. Mr. Jenkins currently serves on the Board of Directors of the Civista Health Foundation and has previously served as a board member of several other public service organizations including the Southern Maryland Chapter of the American Red Cross, Charles County Chamber of Commerce and the Charles County Bar Association. Age 35. Director since 2000.
Michael L. Middleton is President and Chief Executive Officer of the Company and the Bank. Mr. Middleton joined the Bank in 1973 and served in various management positions until 1979 when he became President of the Bank. Mr. Middleton is a Certified Public Accountant and holds a Master of Business Administration. From January 1996 to December 2004, Mr. Middleton served on the Board of Directors of the Federal Home Loan Bank of Atlanta, serving as Chairman of the Board from January 2004 to December 2004. He also served as its Board Representative to the Council of Federal Home Loan Banks. Mr. Middleton has served on the Board of Directors of the Federal Reserve Bank, Baltimore Branch, since January 2004. He also serves on several philanthropic and civic boards and is the trustee elect for the College of Southern Maryland. Age 59. Director since 1979.
The following director will have a term ending in 2009:
Joseph V. Stone, Jr. has owned and operated Joe Stone Insurance Agency, which provides multi-line insurance services to clients in Maryland and Virginia, since 1981. He has served as a director for the Southern Maryland Electric Cooperative since 1996 and currently serves as Board Vice-Chairman. He also serves on the Board of Directors for the Cedar Lanes Apartments, St. Mary’s Home for the Elderly. Age 52. Director since 2006.
The following director will have a term ending in 2008:
Philip T. Goldstein has owned and operated Philip T. Goldstein Real Estate Appraisals, a full service real estate appraisal and consulting firm, located in Prince Frederick, Maryland, since 1975. He currently serves as a director of the following organizations: Asbury Communities, Inc., a non-profit continuing care retirement community, headquartered in Gaithersburg, Maryland; Calvert County Nursing Center, Prince Frederick, Maryland; Friends of Jefferson Patterson Park & Museum, St. Leonard, Maryland and Calvert Farmland Trust, Prince Frederick, Maryland. Age 58. Director since 2006.
DIRECTORS CONTINUING IN OFFICE
The following directors have terms ending in 2008:
James R. Shepherd has been the Business Development Specialist for the Calvert County Department of Economic Development. From 1971 to 1994, Mr. Shepherd was a business owner in Calvert County. Mr. Shepherd holds an MS degree in Management from the University of Maryland and a BA from Roanoke College. Mr. Shepherd serves in numerous civic and charitable organizations. Age 62. Director since 2003.
H. Beaman Smith is the President of Accoware, a computer software company, and Vice President of Fry Plumbing Company of Washington, D.C. Mr. Smith holds a Masters Degree and BS from the University of Maryland. Mr. Smith is a director of the Maryland 4-H Foundation. Age 61. Director since 1986.
The following directors have terms ending in 2009:
Herbert N. Redmond, Jr. is the President of D. H. Steffens Company. Mr. Redmond has been associated with the company since 1959 and deals in all aspects of the surveying and land development process, including working with the client and approval agencies. He is a licensed Maryland Professional Land Surveyor who has served as President of the Maryland Society of Surveyors as well as the Chairman of the Ethics Committee. He was selected as Surveyor of the Year in 1992. He is a member of the Maryland Society of Surveyors, the American Congress on Surveying and Mapping, the American Planning Association and the Urban Land Institute. He currently serves as a Director of the Maryland Society of Surveyors Education Trust, and is also a member of the Leonardtown Rotary Club. Age 66. Director since 1997.
A. Joseph Slater, Jr. has served as the President and CEO of the Southern Maryland Electric Cooperative, which is one of the ten largest electrical distribution cooperatives in the country since December 2002. From January 2000 to December 2002, Mr. Slater served as Vice President of the National Rural Electric Cooperative Association. Mr. Slater also serves on the Board of the Maryland Chamber of Commerce and numerous other civic organizations. Mr. Slater holds an MBA in Finance from George Washington University and a BS in Accounting from Shepherd University. Age 53. Director since 2003.
Proposal 2 — Ratification of Appointment of Auditors
Stegman & Company, which was the Company’s independent registered public accounting firm for 2006, has been retained by the Audit Committee of the Board of Directors to be the Company’s independent registered public accounting firm for 2007, subject to ratification by the Company’s stockholders. A representative of Stegman & Company is expected to be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The appointment of the auditors must be ratified by a majority of the votes cast by the stockholders of the Company at the annual meeting. The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Stegman & Company as the Company’s independent registered public accounting firm.
Audit Fees. The following table sets forth the fees billed to the Company by Stegman & Company for the fiscal years ended December 31, 2006 and 2005:

	2006	2005
Audit Fees	$68,942	$65,226
Audit Related Fees	—	—
Tax Fees (1)	10,250	10,700
All Other Fees (2)	3,749	3,000

(1)	Consists of tax filing and tax-related compliance and other advisory services.

(2)	Consists of presentation at directors’ retreat.
Pre-Approval of Services by the Independent Registered Public Accounting Firm. The Audit Committee’s charter provides that the Audit Committee will approve in advance any non-audit service permitted by the Securities Exchange Act, including tax services, that its independent registered public accounting firm renders to the Company, unless such prior approval may be waived because of permitted exceptions under the Securities Exchange Act, including but not limited to the 5% de minimis exception. The Audit Committee may delegate to one or more members of the Audit Committee the authority to grant pre-approvals for auditing and allowable non-auditing services, which decision shall be presented to the full Audit Committee at its next scheduled meeting for ratification. During the fiscal years ended December 31, 2006 and 2005 the Audit Committee approved 100% of all “audit-related,” “tax” and “other fees.”
Audit Committee Report
The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.
In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.
The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit

Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.
Audit Committee
Herbert N. Redmond, Jr. (Chair)
James R. Shepherd
A. Joseph Slater, Jr.
Joseph V. Stone, Jr.
COMPENSATION DISCUSSION AND ANALYSIS
The compensation objectives and programs of Tri-County Financial Corporation and its banking subsidiary, Community Bank of Tri-County, are detailed in the following Compensation Discussion and Analysis.
Objectives of the Compensation Program. The overarching objectives of the Company’s executive compensation strategy and program are to successfully attract, motivate and retain executive talent commensurate with the level of financial complexity, individual responsibility and the strategic business plan of the Company. Embodied in these objectives is an endeavor to align the executive’s interest with the interests of our shareholders. The compensation strategy recognizes that the Company operates in a competitive environment in which it is challenged by competing entities in its attempt to retain qualified senior executives over a long-term horizon.
The Elements of Compensation
Cash Compensation Element. The strategy followed by the Company and its subsidiary bank, with respect to the elements of its executive compensation policy, is to provide cash compensation commensurate with the executive’s responsibility and level of performance and the overall success of the Company. The criteria utilized by the Governance Committee in making material increases or decreases in compensation include an extensive annual performance evaluation, competitive challenges to retention and an analysis of relevant peer compensation data. This results in a market sensitive cash compensation plan for each executive. The Company does not utilize any long-term cash compensation elements in its executive compensation plan.
Incentive Cash Bonus Element. Cash compensation paid includes an incentive cash bonus component (percentage of pay at risk) that is based on certain criteria established by the Governance Committee in its annual review of compensation matters for executives. The Committee establishes an annual goal matrix and allocates a percentage of net income after tax, but before the incentive accrual, as a pool from which the realized incentive cash bonuse element may draw.
The Committee has established limits to control the maximum amount of “at risk” cash compensation to any one executive. The residual of the allocated pool attributable to the individual executive above the established limits is then allocated to the equity component of the incentive plan.
The methodology utilized by the Committee in establishing the annual goal matrix relies upon relative achievement of goals rather than a trigger event or absolute achievement level strategy. For example, a targeted goal may be expressed as a percentage of achievement, i.e. a ROE goal as a percent of peer ROE, the payout would be based on the corresponding percentage actually achieved by the Company and the executive would realize a prorated payout. This mitigates the risk of undue pressure to maximize short-term gains to achieve maximum incentive payouts to management.
The Equity Incentive Element. To align the executive compensation package with the interests of shareholders, compensation includes granting of incentive stock options. The options are awarded for a term of ten years. The number of options awarded to an executive is based upon the total achievement for the year minus the awards paid in cash as described above. The Black-Scholes option pricing method is used to determine the value of the options awarded for both compensation and financial reporting purposes. The options are fully vested at time of grant with a strike price equal to the closing market price established on the OTCBB at the date of the grant. The grant activity is ratified by the Board of Directors of the Company prior to awarding grants. In addition to awards under the Executive Compensation Plan, the Board occasionally makes other option grants, at its discretion, to lower and mid-level employees to strengthen the concept of stewardship and shareholder alignment throughout the Company. The grants, as described above, are awarded by the Board of Directors after the annual filings have been filed with the Securities and Exchange Commission.
The Post Retirement Benefit Element. To address the long-term retention risk prevalent in the market in which the Company operates, a pension-related benefit is provided to the executive, as well as to the entire employee base, through a defined contribution 401 (k) plan. The Company supplements the 401 (k) benefit for selected executives through a Salary Continuation Plan and Executive Deferred Compensation Plan.
The Salary Continuation Plan is a non-qualified defined benefit plan that provides for retirement benefits paid over 15 years to executives following termination of service. The Bank has purchased Bank Owned Life Insurance (“BOLI”) to fund the cost of this plan and other compensation and benefit arrangements.
The deferred compensation plan is also a non-tax-qualified deferred compensation plan wherein a participant may defer all or some of his or her compensation. To further align the interest of the director or executive with that of the shareholder, the salary deferrals are credited with interest annually based on Tri-County Financial Corporation’s Return on Equity for the preceding calendar year.
The Bank also sponsors an Employee Stock Ownership Plan (the “ESOP”). The ESOP provides retirement benefits to executives as well as the entire employee base of the Bank. The ESOP invests primarily in Company stock, thereby further aligning participants’ interests with those of other shareholders. The ESOP currently holds approximately 7% of the outstanding shares of the Company.
Other Compensation Components. Other compensation components not discussed above may, at the sole discretion of the Board, include the use of a company issued automobile and membership at local recreational facilities for business purposes. The Company, for events in which the attendance of the spouse is deemed appropriate, pays a limited amount of spousal travel related expenses.
The Company, on a case by case basis, may elect to enter into employment contracts with certain senior executives, which provide for certain benefits in the event of a change in control of the Company.
Performance Factors Designed to Reward. The objectives of the executive compensation plan as described above are articulated through a matrix of goals established annually by the Governance Committee. These goals can and may be varied, at the discretion of the Committee, based on the business plan of the Company and extenuating circumstances that may arise during the year. Some key measures that are considered reflective of investor wealth appreciation are the return on equity of the Company relative to its selected peer group, the annual net change in earnings per share growth compared to a targeted earnings per share growth level and a percentage obtained when the median percentage of non-current to gross loans of the peer group (as defined by the fifth Federal Reserve District for the banking subsidiary’s asset size) is divided by the percentage of the bank’s non-current to gross loans. Other relevant elements of goal attainment can and may be utilized at the discretion of the Committee.
Basis for Decisions to Pay Each Element and Manner in which the Company Determines the Amount of Each Element. The basis of decisions to pay each element is derived from the need to create a balanced compensation package that provides sufficient capacity to motivate and retain executives in the Company’s marketplace as well as aligning the interest of the executive with that of the shareholder through equity based compensation. The cash compensation element is derived from ongoing analysis of peer compensation for the executives, along with the expectations and skill sets required for the position and the level of performance of the individual and the Company.
The incentive elements of the compensation plan reflect the performance relative to the business plans of the Company as described above. Upon the completion of the business cycle, the pre-audited results of operations are determined and a percentage of the total expected cash compensation payout is calculated and distributed. Upon completion of audited results of operations and availability of final peer statistics, the adjusted balance of the cash incentive payout is calculated and disbursed. The total amount of option grants to be awarded pursuant to the Executive Incentive Plan is determined and authorized by the Governance Committee, ratified by the full board and granted to the executive at that date at a strike price determined by the OTCBB closing market price on the date of the grant.
The retirement benefit element of the plan is evaluated annually by the Committee for relevance, cost/benefit weighting and degree of coverage of the executive’s annual cash compensation at expected retirement dates.
The Ways in Which Each Element Fits into the Company’s Overall Compensation Objectives and the Effect on Other Components of Compensation. The executive compensation, as described above, determines the Company’s overall compensation objectives through its relevance to the strategic goals of the Company and the competitive marketplace in which the Company operates and attracts its executive talent. The strategic goals are established by the Board. The labor market encompasses the entire Washington D.C. Standard Metropolitan Statistical Area and surrounding areas within commuting distance from the Company’s headquarters.
The Role of Management in the Company’s Compensation Decisions. The role of management in the Company’s compensation decisions is limited to that of an information resource. The Governance Committee is composed of independent directors pursuant to the Governance Charter and the NASDAQ definition of independence. Statistical data on peer companies and market data are provided through third party providers.
The Elements of Director Compensation. The objectives of the directors of the Bank and the Company are to create shareholder value appreciation through the long term growth and development of the Company’s banking subsidiary. The Company considers long-tenured directors with significant equity positions in the Company as the best method of aligning shareholder and board objectives. The Company has as its policy a requirement that each director hold at least $50,000 in the Company’s stock within 12 months of membership to the board and expects long-term accumulation of the Company’s stock by directors and named executive officers during their tenure with the Company or its banking subsidiary.
Director Compensation. Directors of the Company and its banking subsidiary receive an annual retainer and are paid for attendance at various meetings. The Company also pays directors additional fees to chair committees. All or part of director fees may be deferred in a plan identical to that offered executives as noted above. In addition, the Company maintains a director retirement plan that provides long-serving non-employee directors a modest amount (up to $3,500 per year) annually for up to ten years after retirement from the Board. From time to time, the Directors are given stock option awards at terms identical to those given management under the terms of the Company’s Equity Compensation Plan. Awards are made based upon the Company’s performance and comparable awards by peer companies.

Stock Performance Graph
The following graph compares the cumulative total return of the Company common stock with the cumulative total return of the SNL Mid-Atlantic Bank Index and the Index for the NASDAQ Stock Market (U.S. Companies, SIC). The graph assumes that $100 was invested on December 31, 2001. Cumulative total return assumes reinvestment of all dividends The table below the graph provides the corresponding data points.
Tri-County Financial Corporation
Total Return Performance

	Period Ended
Index	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06
Tri-County Financial Corporation	$100.00	$169.70	$185.33	$302.59	$343.72	$376.92
NASDAQ Composite	100.00	68.76	103.67	113.16	115.57	127.58
SNL Mid-Atlantic Bank Index	100.00	76.91	109.35	115.82	117.87	141.46

Executive Compensation
Summary Compensation Table. The following information is furnished for all individuals serving as the principal executive officer or principal financial officer of the Company for the 2006 fiscal year and all other executive officers of the Company whose total compensation for the 2006 fiscal year exceeded $100,000 (collectively, the “Named Executive Officers”). The table excludes perquisites, which were less than $10,000 for each Named Executive Officer.

				Change in Pension
				Value and
				Non-qualified
				Deferred	All Other
				Compensation	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Earnings ($)(2)	($)(3)	Total ($)
Michael L. Middleton
President and Chief Executive Officer	2006	$265,000	$82,500	$158,095	$71,769	$577,364

C. Marie Brown
Executive Vice President and Chief Operating Officer	2006	185,500	43,750	118,814	62,933	410,997

Gregory C. Cockerham
Executive Vice President and Chief Lending Officer	2006	182,850	43,125	30,084	36,844	292,903

William J. Pasenelli
Executive Vice President and Chief Financial Officer	2006	180,200	42,500	25,650	30,846	279,196

(1)	Represents bonuses paid pursuant to the Bank’s Executive Incentive Compensation Plan (the “Incentive Plan”), under which the Bank establishes a bonus pool equal to 14% of net income after taxes (but before deduction of bonuses payable under the Incentive Plan) multiplied by a “multiplier” equal to the average of: (i) the percentage obtained when the Company’s return on equity (“ROE”) is divided by the median ROE of a peer group comprised of commercial banks in the fifth Federal Reserve district; (ii) the percentage obtained when the median percentage of noncurrent to gross loans of the peer group is divided by the percentage of the Bank’s non current to gross loans; and (iii) the percentage increase in the Company’s earnings-per-share from the previous year (“EPS Increase”) divided by the targeted EPS Increase for the year established by the Board. In no event will the third component exceed 150%, and it will be deemed to be 0% if the percentage, as so computed, is less than 50%. The multiplier shall not exceed 1.0. The bonus pool is allocated among officers in proportion to the ratio a designated percentage of their base salary (the “Allocation Base”) bears to the total Allocation Bases of all participating officers. The total bonus pool allocated to an individual will be paid in either cash or stock options. The total amount of cash to be paid is limited by the Board of Directors on an employee by employee basis. Any amount not paid in cash is paid in the form of stock options valued using the same method as for the Company’s financial statements.

(2)	Includes $145,435, $107,802, $30,084, and $25,650, which reflects the aggregate change in the actuarial present value of the accumulated benefit during 2006 for Mr. Middleton, Ms. Brown, and Messrs. Cockerham and Pasenelli, respectively. Also, includes $12,670 and $11,012 which represents the above-market interest on non-qualified deferred compensation at a rate of 12%, which is equal to the Company’s ROE for the year.

(3)	Details of the amounts reported in the “All Other Compensation” column for 2006 are provided in the table below.

Item	Mr. Middleton	Ms. Brown	Mr. Cockerham	Mr. Pasenelli
Directors’ fees	$23,900	$23,900	$—	$—
Market value of allocations under the employee stock ownership plan	22,953	18,172	17,156	8,315
Employer contribution to 401 (k) Plan	8,800	8,800	8,800	7,500
Imputed income under split-dollar life insurance arrangement	15,895	11,896	10,739	14,825
Reimbursement of payroll taxes for supplemental retirement benefits	221	165	149	206

Total	$71,769	$62,933	$36,844	$30,846

Employment Agreements. The Bank maintains an employment agreement with Mr. Middleton, which provides for an annual salary of $250,000, subject to annual increases reflecting the Bank’s usual practices for salary increases. The agreement provides for Mr. Middleton’s employment for a period of five years. The term of the agreement automatically renews daily. The agreement provides, among other things, for annual review of compensation, for participation in an equitable manner in any stock option plan or incentive plan to the extent authorized by the Bank’s Board of Directors for its key management employees and for participation in pension, group life insurance, medical coverage and in other employee benefits applicable to executive personnel. The agreement provides for termination for cause or upon certain events specified in the agreement. The agreement is also terminable by the Bank without cause, in which case Mr. Middleton would be entitled to a lump-sum severance benefit equal to the sum of his base salary for the remaining term of the agreement plus five times the most recent incentive compensation paid to Mr. Middleton. In addition, the Bank will provide to Mr. Middleton continued coverage under its medical, dental, and life insurance programs, payable in a lump sum. If the bank terminated the agreement without cause on December 31, 2006, Mr. Middleton would have been entitled to receive approximately $2,140,850.00.
If, following a change in control of the Company or the Bank, as defined in the agreement: (1) Mr. Middleton voluntarily terminates his employment for any reason within the 30-day period beginning on the date of a change of control; (2) Mr. Middleton voluntarily terminates employment within 90 days of an event that occurs during the period which begins on the date six months before a change of control and ends on the later of the second anniversary of the change of control or the expiration of the employment agreement, and which event constitutes good reason, as defined in the employment agreement; or (3) the Bank terminates Mr. Middleton’s employment for any reason other than for just cause, as defined in the agreement, then Mr. Middleton shall be entitled to receive a lump-sum severance benefit equal to the sum of his base salary for the remaining term of the agreement plus five times the most recent incentive compensation paid to Mr. Middleton. In addition, the Bank will provide to Mr. Middleton continued coverage under its medical, dental, and life insurance programs, payable in a lump sum. In addition, Mr. Middleton would be entitled to be reimbursed for excise taxes imposed on any “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code of 1986, made under the employment agreement and under any other plans, programs or agreements (such as the Salary Continuation Agreement described below), as well as any additional excise and income taxes imposed as a result of such reimbursement. A change of control refers to certain enumerated events, including the acquisition of ownership of 25% or more of the Company’s common stock by any person or group. If a change in control had occurred on December 31, 2006, and Mr. Middleton’s employment had been terminated on such date under the circumstances described above, Mr. Middleton would have been entitled to receive approximately $3,202,793, including $1,061,943 as indemnification for taxes attributable to Section 280G of the Code.
The Bank maintains similar employment agreements with Ms. Brown and Messrs. Cockerham and Pasenelli, except that those agreements do not include any provision for an excess parachute payment tax reimbursement. Ms. Brown’s agreement provides for an annual salary of $175,000, Mr. Cockerham’s agreement provides for a current annual salary of $172,500 and Mr. Pasenelli’s provides for an annual salary of $170,000, subject to annual increases to reflect cost of living adjustments. Each agreement has a three-year term with a provision for extension for automatic renewal on a daily basis. Under termination without just cause, the severance payable under these agreements equals their base salaries for 24 months, plus continued life, health, disability, and other benefits for 36 months. If the agreements were terminated by the Bank without cause on December 31, 2006, Ms. Brown and Messrs. Cockerham and Pasenelli would be entitled to lump sum severance payments of $396,005, $388,391, and $391,764, respectively. Each agreement also provides for a change in control severance payment equal to the difference between two times the officer’s five-year average annual compensation for Section 280G purposes and the sum of any other “parachute payments” under Section 280G (as discussed above), under circumstances similar to those in which Mr. Middleton would receive a change in control payment. If a change in control had occurred on December 31, 2006 and Ms. Brown and Messrs. Cockerham and Pasenelli’s employment had been terminated on such date, Ms. Brown and Messrs. Cockerham and Pasenelli would be entitled to receive approximately $370,564, $314,304 and $291,032, respectively.

Outstanding Equity Awards at Fiscal Year-End. The following table provides information concerning unexercised options for each of the Named Executive Officers outstanding as of December 31, 2006, adjusted for the three-for-two stock split effected on November 27, 2006. The Company had no unvested stock awards at December 31, 2006.
Option Awards

	Number
	of	Number of Securities
	Securities Underlying	Underlying Unexercised
	Unexercised Options	Options
	(#)	(#)	Option Exercise	Option Expiration
Name	Exercisable	Unexercisable	Price ($)	Date
Michael L. Middleton	6,036	—	$22.29	12/19/2015
	20,164	—	15.89	12/27/2014
	14,286	—	12.74	12/31/2013
	6,412	—	11.55	12/31/2012
	11,812	—	7.85	12/31/2011
	6,976	—	7.91	12/31/2010
	6,750	—	7.88	12/31/2009
	5,301	—	7.20	12/31/2008

C. Marie Brown	5,555	—	$22.29	12/19/2015
	11,585	—	15.89	12/27/2014
	8,208	—	12.74	12/31/2013
	3,375	—	11.55	12/31/2012
	8,437	—	7.85	12/31/2011
	3,705	—	7.91	12/31/2010
	3,375	—	7.88	12/31/2009
	13,314	—	7.20	12/31/2008

Gregory C. Cockerham	5,476	—	$22.29	12/19/2015
	10,728	—	15.89	12/27/2014
	7,600	—	12.74	12/31/2013
	3,037	—	11.55	12/31/2012
	6,750	—	7.85	12/31/2011
	3,397	—	7.91	12/31/2010
	3,374	—	7.88	12/31/2009
	8,508	—	7.20	12/31/2008

William J.Pasenelli	5,397	—	$22.29	12/19/2015
	10,298	—	15.89	12/27/2014
	7,296	—	12.74	12/31/2013
	2,868	—	11.55	12/31/2012
	4,725	—	7.85	12/31/2011
	1,434	—	7.91	12/31/2010
	3,375	—	7.88	12/31/2009

Option Exercises and Stock Vested. The following table provides information concerning stock option exercises for each of the Named Executive Officers, on an aggregate basis, during the 2006 fiscal year. No stock awards vested during the fiscal year ended December 31, 2006.
Option Awards

	Number of Shares
	Acquired on Exercise	Value Realized on
Name	(#)	Exercise($)
Michael L. Middleton	3,000	$69,617
C. Marie Brown	—	—
Gregory C. Cockerham	4,165	69,960
William J. Pasenelli	—	—
Pension Benefits. The following table provides information at December 31, 2006 with respect to each plan that provides payments or benefits in connection with the retirement of a Named Executive Officer.

		Present Value of
		Accumulated Benefit
Name	Plan Name	($) (1)
Michael L. Middleton	Salary Continuation Agreement	$496,789
C. Marie Brown	Salary Continuation Agreement	368,240
Gregory C. Cockerham	Salary Continuation Agreement	97,101
William J. Pasenelli	Salary Continuation Agreement	73,039

(1)	The salary continuation agreements referenced above assume a normal retirement age of 62 for Mr. Middleton and a retirement age of 65 for the other participants. Amounts are accrued under these plans using a level principal method over the period between inception of the plans and normal retirement age. The plans assume discount rates between 6 and 7%.
The Bank and Mr. Middleton entered into a Salary Continuation Agreement, which is being funded through a life insurance policy that the Bank owns and with respect to which it is the sole death beneficiary. Pursuant to his Salary Continuation Agreement, if Mr. Middleton terminates employment with the Bank on or after his 62nd birthday, or within 24 months subsequent to a change in control (as defined in his Employment Agreement), or terminates employment on account of a disability, he will be entitled to receive $10,671 per month for 180 months commencing on his 65th birthday (or his termination of employment, if later). If Mr. Middleton’s employment is terminated for reasons other than disability before his 62nd birthday, the monthly amount payable to him for 180 months commencing on his 65th birthday will be $10,671 multiplied by a fraction, the numerator of which is the number of years of service completed by Mr. Middleton at the time of his termination of employment, and the denominator of which is the number of years of service he would have completed had he remained employed with the Bank until his 62nd birthday. Mr. Middleton may elect that his pension commence immediately following termination of employment prior to his 65th birthday, provided that he make such election at least 13 months before his termination of employment. If Mr. Middleton makes such election, his pension will be reduced on the basis of an interest factor equal to the five-year Treasury Constant Maturity Rate (but not greater than 6% annually). If Mr. Middleton dies while an employee of the Bank, or after termination of employment, but before the date on which his pension would have become payable, his designated beneficiary will receive $10,671 per month for 180 months commencing as of the first day of the month following his death. If Mr. Middleton dies after payment of his pension has commenced, his designated beneficiary will receive the balance of the 180 monthly payments. Mr. Middleton will forfeit his entitlement to all benefits under the Salary Continuation Agreement if his employment with the Bank is terminated for cause as specified in his Employment Agreement. In addition, Mr. Middleton would be entitled to be reimbursed for excise taxes imposed on any “excess parachute payment,” as defined in Section 280G of the Internal Revenue Code, made under the Salary Continuation Agreement and under any other plans, programs, or agreements, (such as the Employment Agreement), as well as any additional excise and income taxes imposed as a result of such reimbursement.
The Bank entered into similar Salary Continuation Agreements with Ms. Brown and Messrs. Cockerham and Pasenelli. Their Salary Continuation Agreements are identical to Mr. Middleton’s Salary Continuation Agreement, except that (1) the full monthly benefit for Ms. Brown and Messrs. Cockerham and Pasenelli is $3,627, $6,420 and $7,676, respectively; (2) the full monthly benefit is payable if termination of employment occurs on or after age 65, on account of disability, or within 12 months subsequent to a change in control; and (3) they do not include any provision for an excess parachute payment tax reimbursement.
The Company has entered into Guaranty Agreements with each of the Named Executive Officers pursuant to which it has agreed to be jointly and severally liable for amounts payable under their employment agreements.
Nonqualified Deferred Compensation. The following table provides information with respect to the Bank’s Deferred Compensation Plan in which the Named Executive Officers participated during fiscal year 2006.

	Executive	Aggregate Earnings	Aggregate Balance at
	Contributions in Last	in Last Fiscal Year	Last Fiscal Year End
Name	Fiscal Year ($) (1)	($) (2)	($)
Michael L. Middleton	$23,900	$24,114	$294,681
C. Marie Brown	23,900	20,976	263,946
Gregory C. Cockerham	—	—	—
William J. Pasenelli	—	—	—

(1)	Contributions made to the plan by the executives in previous years were previously reported as compensation in the proxy statement in the year in which the allocation occurred.

(2)	The amount disclosed in the earnings column represents interest paid on directors’ fees deferred. Such amount is reported as compensation for the fiscal year ended December 31, 2006 under the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column of the Summary Compensation Table.
Directors Retirement Plan. The Directors Retirement Plan (the “Directors’ Plan”), in which Mr. Middleton and Ms. Brown participate, establishes a deferred compensation program for members of the Board of Directors of the Bank. Under the Directors’ Plan, participants may elect to defer all or any portion of the fees and/or salary otherwise payable to them in cash for any calendar year in which the Directors’ Plan is in effect. Deferred amounts will be credited to a bookkeeping account in the participant’s name, which will also be credited annually with interest at a rate determined based on the Return on Equity of the Company for the calendar year as determined under generally accepted accounting principles. Participants may determine the time and form of benefit payments and may cease future deferrals at any time. Changes in participant elections generally become effective only as of the following January 1st, except that (1) elections designating a beneficiary or ceasing future contributions will be given immediate effect, and (2) participants may change elections as to the timing or form of distributions only with respect to subsequently deferred compensation.
Executive Deferred Compensation Plan. The Community Bank of Tri-County Executive Deferred Compensation Plan, effective as of January 1, 2007, permits officers designated as participants by the Board of Directors to defer all or part of their base salary earned for their services during the calendar year. Participants must file a deferred compensation agreement before December 31st to defer compensation for the following plan year. The Bank credits participants’ deferrals with interest annually at a rate determined based on Tri-County Financial Corporation’s Return on Equity for the preceding calendar year. Participants are fully vested at all times in their salary deferrals and interest earnings under the plan. Distributions from the plan are made in cash on a date specified by the participant at the time of deferral or upon separation from service, death, disability or a change in control. Participants may elect at the time of deferral to receive distributions of deferred amounts in one lump sum or in a maximum of five annual installments. Participants automatically receive a lump sum distribution, however, following a change in control. Mr. Middleton and Ms. Brown currently participate in the plan.

Director Compensation
The following table provides the compensation received by individuals who served as non-employee directors of the Company during the 2006 fiscal year.

			Change in Pension
			Value and
			Nonqualified Deferred
	Fees Earned or	Option Awards	Compensation
Name	Paid in Cash ($)	(#) (1)	earnings ($) (2)	Total ($)
Philip T. Goldstein	12,700	—	$ —	$12,700

Louis P. Jenkins, Jr.	28,375	—	761	29,136

Herbert N. Redmond, Jr.	28,650	—	9,138	37,788

James R. Shepherd	32,150	—	1,400	33,550

A. Joseph Slater, Jr.	29,625	—	2,059	31,684

H. Beaman Smith	44,301 (3)	—	3,796	48,097

Joseph V. Stone, Jr.	13,375	—	1,593	14,968

(1)	As of December 31, 2006, the Company’s directors had options to purchase shares of common stock as follows: Mr. Jenkins-18,056 options; Mr. Redmond-29,925 options; Mr. Shepherd-13,893 options; Mr. Slater-15,412 options; Mr. Smith-27,912 options; and Messrs. Goldstein and Stone-0 options. Stock options have been adjusted for the three-for-two stock split effected on November 27, 2006.

(2)	Includes change in actuarial present value of the accumulated benefit under the Director Retirement Plan and above market interest paid on directors’ fees deferred. Deferred interest on directors’ fees was $7,194, $2,767, and $1,593 for Messrs. Redmond, Smith, and Stone, respectively, and earned interest at a rate of 12%, which is equal to the Company’s ROE. Directors’ retirement is accured on a straight-line basis over the expected service of the director with no discounting.

(3)	Includes $15,000 for service as Secretary of the Company.
Directors Retirement Plan. The Bank maintains a retirement plan for members of the Board of Directors of the Bank (the “Directors’ Plan”). Under the Directors’ Plan, each non-employee director of the Bank will receive an annual retirement benefit for ten years following his termination of service on the Bank’s Board in an amount equal to the product of his “Benefit Percentage,” his “Vested Percentage,” and $3,500. A participant’s “Benefit Percentage” is 0% for less than five years of service, 33 1/3% for five to nine years of service, 66 2/3% for ten to 14 years of service, and 100% for 15 or more years of service. A participant’s “Vested Percentage” equals 33 1/3% if the participant was serving on the Board on January 1, 1995 (the “Effective Date”), increases to 66 2/3% if the participant completes one year of service after the Effective Date, and becomes 100% if the participant completes a second year of service after the Effective Date. However, if a participant retires from service on the Board due to “disability” (as determined by the Board of Directors of the Bank) or for any reason after attaining age 65, the participant’s Vested Percentage will become 100% regardless of his years of service. A participant’s vested percentage will also become 100% in the event of a “change in control” (as defined in the Directors’ Plan). If a participant terminates service on the Board due to disability, the Bank will pay the participant each year for ten years an amount equal to the product of his Benefit Percentage and $3,500. The Directors’ Plan also provides death benefits to a participant’s surviving spouse under certain conditions.
The Directors’ Plan also establishes a deferred compensation program for participants, under which they may elect to defer, prior to December 31, all or any portion of the fees and/or salary otherwise payable in cash for the following calendar year. Deferred amounts will be credited to a bookkeeping account in the participant’s name, which will also be credited annually with a rate of return equal to the Company’s Return on Equity for the calendar year, as determined under generally accepted accounting principles. Participants may determine the time and form of benefit payments and may cease future deferrals at any time. Changes in participant elections generally become effective only as of the following January 1st, except that (1) elections designating a beneficiary or ceasing future contributions will be given immediate effect, and (2) participants may change elections as to the timing or form of distributions only with respect to subsequently deferred compensation.
Cash Retainer and Meeting Fees For Directors. The following tables set forth the applicable retainers and fees that were paid in 2006 and will continue to be paid in 2007 to directors for their service on the Board of Directors of the Company and the Board of Directors of the Bank.
Board of Directors of Tri-County Financial

Annual Retainer	$8,000
Fee per Board Meeting (Regular or Special)	$500 ($225 per telephone meeting)
Fee per Committee Meeting	$325 ($225 per telephone meeting)
Additional Fee per Audit Committee Meeting for Chairman of Audit Committee	$100
Board of Directors of the Bank

Annual Retainer	$3,500
Fee per Board Meeting (Regular or Special)	$650 ($225 per telephone meeting)
Fee per Committee Meeting	$425 ($225 per telephone meeting)
If more than one meeting of the Bank, the Company or any committee is held on any given day, the aggregate fees cannot exceed $1,400 per day. Additionally, for his service as Secretary and Treasurer of the Company in 2006, Mr. Smith received an annual salary of $15,000. Employee directors receive only the annual retainer and board meeting fees; they do not receive fees for committee meetings.
Governance Committee Report
The Governance Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussion, the Governance Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. See “Compensation Discussion and Analysis.”
Governance Committee

Louis P. Jenkins, Jr. (Chair)
Philip T. Goldstein
Herbert N. Redmond, Jr.
James R. Shepherd
H. Beaman Smith
Governance Committee Interlocks and Insider Participation
Mr. Smith, who serves on the Governance Committee, served as Secretary and Treasurer of the Company in 2006.
Relationships and Transactions with the Company and the Bank
Loans to Officers and Directors. The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by the Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee, although the Bank does not currently have such a program in place.
The Company does not have a comprehensive written policy for the review, approval or ratification of certain transactions with related persons. However, in accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of the Company’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors.
Other Transactions. Louis P. Jenkins, Jr. is the principal of Jenkins Law Firm, LLC, which performed legal services for the Bank and its borrowers during fiscal year 2006, and is expected to perform similar services during the current fiscal year. Herbert N. Redmond, Jr. is President of D.H. Steffens Company, which performed engineering services for the Bank during 2006 and is expected to perform similar services during the current fiscal year.
Section 16(a) Beneficial Ownership Reporting Compliance
Pursuant to regulations promulgated under the Securities Exchange Act, the Company’s officers, directors and persons who own more than 10% of the outstanding common stock are required to file reports detailing their ownership and changes of ownership in such common stock, and to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports received during the past fiscal year or with respect to the last fiscal year or written representations from such persons that no annual reports of changes in beneficial ownership were required, the Company believes that during 2006, all of its officers, directors and all of its stockholders owning in excess of 10% of the outstanding common stock have complied with the reporting requirements.
Miscellaneous
The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the common stock. In addition to conducting solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone without additional compensation.
The Company’s 2006 Annual Report to Stockholders, including financial statements, accompanies this proxy statement. Such Annual Report is not to be treated as a part of the proxy solicitation material nor as having been incorporated herein by reference. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 as filed with the Securities and Exchange Commission will be furnished without charge to stockholders as of March 9, 2007, upon written request to the Secretary, Tri-County Financial Corporation, 3035 Leonardtown Road, Waldorf, Maryland 20601.

Stockholder Proposals and Nominations
To be eligible for inclusion in the Company’s proxy materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s main office at 3035 Leonardtown Road, Waldorf, Maryland 20601 no later than December 11, 2007. If next year’s annual meeting is held on a date more than 30 calendar days from May 9, 2008, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.
Stockholder proposals, other than those submitted above and nominations must be submitted in writing, delivered or mailed by first class United States mail, postage prepaid, to the secretary of the Company not fewer than 30 days nor more than 60 days prior to any such meeting; provided, however, that if notice or public disclosure of the meeting is given fewer than 40 days before the meeting, such written notice shall be delivered or mailed to the Secretary of the Company not later than the close of the 10th day following the day on which notice of the meeting was mailed to stockholders.

BY ORDER OF THE BOARD OF DIRECTORS

GREGORY C. COCKERHAM
Secretary
Waldorf, Maryland
April 9, 2007

Appendix A
TRI-COUNTY FINANCIAL CORPORATION
AUDIT COMMITTEE
CHARTER
The Board of Directors of Tri-County Financial Corporation (the “Company”) has constituted and established an audit committee (the “Committee”) with authority, responsibility, and specific duties as described in this Audit Committee Charter.
Committee Mission: The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors and report the results of these activities to the Board. Management of the Company is responsible for preparing the Company’s financial statements, and the independent auditors retained by the Committee are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to overall changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate policy for quality financial reporting, sound business risk management policies and ethical behavior.
A. COMPOSITION
The Committee shall consist of at least three directors, each of whom shall be independent as defined by applicable NASDAQ Listing Standards and free from any relationship that, in the opinion of the Board of Directors, as evidenced by its annual selection of such Committee members, would interfere with the exercise of independent judgment as a Committee member. A member will not be considered independent if he or she accepts directly or indirectly any consulting, advisory or compensatory fee from the Company or Community Bank of Tri-County or any subsidiary thereof or is affiliated with the Company, Community Bank of Tri-County or any subsidiary thereof. Each Committee member shall be able to read and understand financial statements (including the Company’s balance sheet, income statement and cash flow statement). Additionally, at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any comparable experience or background that results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Committee shall use its best efforts to have a member that is an “audit committee financial expert” as defined by SEC Regulations.
The members of the Committee shall be elected by the Board annually or until their successors shall be duly elected and qualified. Unless a Chairman is elected by the full Board, the members of the Committee may designate a chairman by a majority vote of the full Committee membership.
B. MISSION STATEMENT AND PRINCIPAL FUNCTIONS
The Committee shall have access to all records of the Company and shall have and may exercise such powers as are appropriate to its purpose. The Committee shall perform the following functions:
(1)	Review the accounting policies used by the Company for financial reporting and tax purposes and consider any significant changes in accounting policies that are proposed by management or required by regulatory or professional authorities.

(2)	Review the Company’s audited financial statements and related footnotes and the “Management’s Discussion and Analysis” portion of the annual report on Form 10-K prior to the filing of such report with the SEC.

(3)	Review the Company’s unaudited financial statements and related footnotes and the “Management Discussion and Analysis” portion of the Company’s Form 10-Q for each interim quarter and instruct management of the Company to ensure that the independent auditors also reviews the Company’s interim financial statements before the Company files its quarterly reports on Form 10-Q with the SEC.

(4)	Study the format and timeliness of financial reports presented to the public or used internally and, when indicated, recommend changes for appropriate consideration by management.

(5)	Meet and discuss with the Company’s legal counsel, as appropriate, legal matters that may have a significant impact on the Company or its financial reports.

(6)	Ensure that management has been diligent and prudent in establishing accounting provisions for probable losses or doubtful values and in making appropriate disclosures of significant financial conditions or events.

(7)	Review and reassess the adequacy of this Charter annually and confirm annually that the responsibilities outlined in this charter are carried out. Evaluate the committee’s and individual members’ performance at least annually.

(8)	Discuss generally with management the Company’s earnings press releases.

(9)	Appoint, compensate, retain and oversee the work of the independent auditors employed (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report with respect to the Company or preparing other audit, review or attest services for the Company; such independent auditors shall be duly registered with the Public Accounting Oversight Board; and, such independent auditors shall report directly to the Committee.

(10)	Approve in advance any non-audit service permitted by the Act, including tax services, that its independent auditors renders to the Company, unless such prior approval may be waived because of permitted exceptions under the Act, including but not limited to the 5% de minimis exception.

(11)	To the extent required by applicable regulations, disclose in periodic reports filed by the Company with the SEC, approval by the Committee of allowable non-audit services to be performed for the Company by its independent auditors.

(12)	Delegate to one or more members of the Committee the authority to grant pre-approvals for auditing and allowable non-auditing services, which decision shall be presented to the full Committee at its next scheduled meeting for ratification.

(13)	Receive a timely report from its independent auditors performing the audit of the Company, which details: (1) all “critical accounting policies and practices” to be used in the audit; (2) all alternate presentation and disclosure of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosure and the treatment preferred by the independent auditors; and (3) other material written communications between the independent auditors and the management of the Company, including, but not limited to, any management letter or scheduled or unadjusted differences.

(14)	Meet with management and independent auditors to (a) discuss the scope of the annual audit, (b) discuss the annual audited financial statements including disclosures made in “Management’s Discussion and Analysis” portion of the Company’s annual report on Form 10-K, (c) discuss any significant matter arising from the audit or report as disclosed to the Committee by management or the independent auditors, (d) review the form of opinion the independent auditors propose to render with respect to the audited annual financial statements, (e) discuss significant changes to the Company’s auditing and accounting principles, policies, or procedures proposed by management or the independent auditors, (f) inquire of the independent auditors of significant risks or exposures, if any, that have come to the attention of the independent auditors and any difficulties encountered in conducting the audit, including any restrictions on the scope of activities or access to requested information and any significant disagreement with management.

(15)	Ensure that the independent auditors submit to the Committee written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, and discuss with the independent auditors their independence.

(16)	Discuss with the independent auditors the matters required to be discussed by SAS 61 Communication with Audit Committees and SAS 90 Audit Committee Communications, which include:
(a)	methods used to account for significant unusual transactions;

(b)	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

(c)	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates;

(d)	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements; and

(e)	information regarding the auditor’s judgment about quality, not just acceptability, of the Company’s auditing principles.
(17)	Engage independent counsel and other advisers, as the Committee may determine in its sole discretion to be necessary and appropriate, to carry out the Committee’s duties.

(18)	Be provided with appropriate funding by the Company, as determined by the Committee, for payment of:
(a)	compensation to any independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

(b)	compensation to any advisers employed by the audit committee under Section 17 above; and

(c)	ordinary administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties.
(19)	Obtain from the independent auditors, at least annually, a formal written statement delineating all relationships between the independent auditors and the Company, and at least annually discuss with the independent auditors any relationship or services which may impact the independent auditors’ objectivity or independence, and take appropriate actions to ensure such independence.

(20)	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding account ing, internal accounting controls or auditing matters.

(21)	Review management’s assessment of the effectiveness of internal control over financial reporting and the attestation report submitted by the independent auditors to ensure that appropriate suggestions for improvement are promptly considered with respect to the Company’s internal control over financial reporting.

(22)	Establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(23)	Have the authority to investigate allegations of managerial misconduct by its executives or any other matters related to the financial operations of the Company.

(24)	Prepare a report for inclusion in the Company’s annual meeting proxy statement, in accordance with applicable rules and regulations.

(25)	Review with management and the Internal Audit provider the Internal Audit Charter, the scope and timing of upcoming internal audit reviews and staffing and organization structure of the Internal Audit Function. The Committee will review the effectiveness of the internal audit function, including compliance with The Institute of Internal Auditors’ Standards for the Professional Practice of Internal Auditing.

(26)	Receive and review timely reports from the Compliance providers and the senior management officer responsible for the compliance function of the Company and its subsidiary bank which details the scope, timing and results of the compliance function.

(27)	Receive and review timely reports from the Internal Audit provider and the senior management officer responsible for the Sarbanes-Oxley certification process that details the scope, timing and results of the SOX certification function.

C. MEETINGS
Meetings of the Committee will be held at least quarterly and such other times as shall be required by the Chairman of the Board, or by a majority of the members of the Committee. All meetings of the Committee shall be held pursuant to the Bylaws of the Company with regard to notice, quorum, voting and waiver thereof. The Chairman of the Audit Committee shall be responsible for meeting with or designating another Committee member to meet with the Company’s independent auditors either in person or by telephone at their request to discuss the Company’s interim financial statements. Written minutes pertaining to each meeting shall be filed with the Company’s Secretary and an oral report shall be presented by the Committee at each Board meeting.
At the invitation of the Chairman of the Committee, the meetings shall be attended by the President and Chief Executive Officer, the Chief Financial and Accounting Officer, Director of Internal Audit, the representatives of the independent auditors, and such other persons whose attendance is appropriate to the matters under consideration.
Approved by Committee February 26, 2007.

Appendix B
CHARTER
OF THE
GOVERNANCE COMMITTEE
OF THE
BOARD OF DIRECTORS OF
TRI-COUNTY FINANCIAL CORPORATION
AS APPROVED BY THE BOARD OF DIRECTORS
ON FEBRUARY 4, 2004
AND AS AMENDED BY THE COMMITTEE ON FEBRUARY 24, 2006
I. AUTHORITY AND COMPOSITION
The Committee is established pursuant to Article II, Section 14 of the Bylaws of Tri-County Financial Corporation (the “Corporation”) and Article IX of the Articles of Incorporation of the Corporation. Committee members shall be appointed annually by the Board and may be replaced by the Board. The Committee may appoint a Secretary, who need not be a Director. The Committee Chairman shall be appointed by the Board.
The Committee shall consist of at least three directors, each of whom shall be independent as defined by applicable NASDAQ Listing Standards.
II. PURPOSE OF THE COMMITTEE
The Committee’s purpose is to assist the Board in promoting the best interests of the Corporation and its shareholders through the implementation of sound corporate governance principles and practices.
III. RESPONSIBILITIES OF THE COMMITTEE
(a)	Identify potential candidates for nomination as Directors on an ongoing basis, consistent with the Committee’s established criteria, including consideration of prospective candidates proposed by security holders in accordance with established procedures;

(b)	Recommend to the Board the number of Directors to be elected and a slate of nominees for election as Directors at the Corporation’s annual meeting of shareholders;

(c)	Recommend to the Board persons to be appointed as Directors in the interval between annual meetings of the Corporation’s shareholders;

(d)	Recommend to the Board standards for determining outside director independence consistent with NASD Rule 4200(a)(15) and other legal or regulatory corporation governance requirements and review and assess these standards on a periodic ongoing basis;

(e)	Review the size and composition of the Board, including the qualifications and independence of the members of the Board and its various committees on a regular basis and make any recommendations the Committee members may deem appropriate from time to time concerning any recommended changes in the composition of the Board and its committees;

(f)	Oversee the Corporation’s director orientation and continuing education programs;

(g)	Recommend the compensation and benefits of outside, non-employee Directors to the Board as the Committee deems appropriate;

(h)	Recommend to the Board a retirement policy for Directors and a policy relating to Directors who have experienced a change in the job responsibilities they held at the time they became a Director;

(i)	Recommend to the Board such changes to the Board’s Committee structure and Committee functions as the Committee deems advisable;

(j)	Confirm that each standing Committee of the Board has a Charter in effect and that such Charter is reviewed at least annually by its Committee;

(k)	Review shareholder proposals duly and properly submitted to the Corporation and recommend appropriate action to the Board;

(l)	Review any proposed amendments to the Corporation’s Articles of Incorporation and Bylaws and recommend appropriate action to the Board;

(m)	Review and assess the Corporation’s compliance with the corporate governance requirements established under federal securities and banking laws and regulations, state corporate law, exchange listing standards or otherwise as applicable to each of the Corporation and its subsidiaries and controlled affiliates;

(n)	Monitor the Board’s and the Corporation’s compliance with any commitments made to the Corporation’s regulators or otherwise regarding changes in corporate governance practices;

(o)	Recommend to the Board such additional actions related to corporate governance matters as the Committee may deem necessary or advisable from time to time, including establishing management development and succession plans;

(p)	Review and assess the quality and clarity of the information provided to the Board and the Committee and make recommendations to management as the Committee deems appropriate from time to time for improving such materials;

(q)	Evaluate the effectiveness of the Board’s oversight of management activities and the major operations of the Corporation and its subsidiaries and controlled affiliates;

(r)	Review and assess the Board’s effectiveness in monitoring exceptions to Board-approved policies and guidelines;

(s)	Review Board and committee processes for assessing the adequacy and completeness of their respective minutes, the process for the review and approval of such minutes and the retention of such minutes and any related materials presented to the Board of its committees for review; and

(t)	Receive comments from all Directors and report annually to the Board with an assessment of the Board’s performance, to be discussed with the full Board near or following the end of each fiscal year.
With respect to the responsibilities listed above, the Committee shall
(a)	Report regularly to the Board on its activities;

(b)	Maintain minutes of its meetings and records relating to those meetings and the Committee’s activities;

(c)	Have the sole authority to retain and terminate any search firm to be used to identify Director candidates and to approve the search firm’s fees and other retention terms;

(d)	Have authority to obtain advice and assistance from internal or external legal, accounting or other advisors;

(e)	Form and delegate authority to subcommittees of one or more Committee members when appropriate;

(f)	Review and reassess the adequacy of this Charter annually and recommend to the Board any proposed changes to this Charter; and

(g)	Annually review the Committee’s own performance.
IV. GENERAL
In performing their responsibilities, Committee members are entitled to rely in good faith on information, opinions, reports or statements prepared or presented by:
(a)	One or more officers and employees of the Corporation whom the Committee member reasonably believes to be reliable and competent in the matters presented;

(b)	Counsel, independent auditors, or other persons as to matters which the Committee member reasonably believes to be within the professional or expert competence of such person; or

(c)	Another committee of the Board as to matters within its designated authority which committee the Committee member reasonably believes to merit confidence.
V. MEETINGS
Meetings of the Committee will be held at such times as shall be determined by the Chairman of the Board or by a majority of the members of the Committee. All meetings of the Committee shall be held pursuant to the Bylaws of the Company with regard to notice, quorum, voting and waiver thereof. Written minutes pertaining to each meeting shall be filed with the Company’s Secretary and an oral report shall be presented by the Committee at each Board meeting.

REVOCABLE PROXY
TRI-COUNTY FINANCIAL CORPORATION
ANNUAL MEETING OF STOCKHOLDERS MAY 9, 2007
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned hereby appoints James R. Shepherd and H. Beaman Smith with full powers of substitution in each, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Tri-County Financial Corporation (the “Company”) that the undersigned is entitled to vote at the 2007 annual meeting of stockholders to be held in the Board Room at the main office of Community Bank of Tri-County, 3035 Leonardtown Road, Waldorf, Maryland on Wednesday, May 9, 2007 at 10:00 a.m. (the “Annual Meeting”) and at any and all adjournments thereof, as follows:
Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY AS DIRECTED BY THE BOARD OF DIRECTORS. AT THE PRESENT TIME THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE WITH RESPECT TO APPROVAL OF THE MINUTES OF THE PRIOR ANNUAL MEETING OF STOCKHOLDERS, THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, AND MATTERS INCIDENT TO THE CONDUCT OF THE 2007 ANNUAL MEETING.
Continued, and to be signed and dated, on reverse side.

ê	DETACH PROXY CARD HERE	ê

☑
☐	Mark, Sign, Date and Return	Votes must be indicated
	Proxy Card Promptly Using the	(x) in Black or Blue ink.
Enclosed Envelope

          The Board of Directors recommends a vote “FOR” each of the nominees and the listed proposal:
1.	ELECTION OF DIRECTORS

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.	☐	*EXCEPTIONS	☐
C. Marie Brown, Philip T. Goldstein, Louis P. Jenkins, Jr., Michael L. Middleton and Joseph V. Stone, Jr.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

2. THE RATIFICATION OF THE APPOINTMENT OF STEGMAN & COMPANY AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007

FOR	AGAINST	ABSTAIN

☐	☐	☐
The undersigned acknowledges receipt from the Company prior to the execution of this proxy of Notice of the Annual Meeting, a Proxy Statement for the Annual Meeting and the Company’s 2006 Annual Report.
Please sign exactly as your name appears on the enclosed card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Date	Share Owner sign here	Co-Owner sign here

[Tri-County Financial Corporation Letterhead]
Dear ESOP Participant:
     On behalf of the Board of Directors, I am forwarding to you the attached vote authorization form to convey your voting instructions to Herbert N. Redmond, Jr. and Louis P. Jenkins, Jr., Trustees for the Community Bank of Tri-County Employee Stock Ownership Plan and Trust (the “ESOP”), on the proposals presented at the Annual Meeting of Stockholders of Tri-County Financial Corporation (the “Company”) on May 9, 2007. Also enclosed is a Notice and Proxy Statement for the Company’s Annual Meeting of Stockholders and a Tri-County Financial Corporation Annual Report to Stockholders.
     As an ESOP participant, you are entitled to instruct the ESOP Trustees how to vote the shares of Company common stock allocated to your ESOP account as of March 9, 2007, the record date for the Annual Meeting.
     The Trustees will vote all allocated shares of Company common stock as directed by participants. Subject to their fiduciary duties, the Trustees will vote unallocated shares of common stock held in the ESOP Trust and the shares for which timely instructions are not received in a manner calculated to most accurately reflect the instructions received from ESOP participants.
     To direct the ESOP Trustees how to vote the shares of common stock allocated to your ESOP account, please complete and sign the enclosed vote authorization form and return it to the attention of Christy Lombardi at the address indicated on the vote authorization form no later than April 30, 2007.

Sincerely,

/s/ Michael L. Middleton

Michael L. Middleton
President and Chief Executive Officer

VOTE AUTHORIZATION FORM
COMMUNITY BANK OF TRI-COUNTY
EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST
TRI-COUNTY FINANCIAL CORPORATION
Annual Meeting of Stockholders – May 9, 2007
     With respect to all shares of common stock of Tri-County Financial Corporation (the “Company”) that are allocated to the account of the undersigned pursuant to the Community Bank of Tri-County Employee Stock Ownership Plan and Trust (the “ESOP”), the undersigned hereby directs Herbert N. Redmond, Jr. and Louis P. Jenkins, Jr., as Trustees of the Trust established under the ESOP, to vote such shares at the Annual Meeting of Stockholders (the “Meeting”), to be held at the Community Bank of Tri-County, Waldorf, Maryland, on Wednesday, May 9, 2007 at 10:00 a.m., local time, and at any and all adjournments thereof as follows:
The Board of Directors recommends a vote “FOR” the each of the nominees and the listed proposal.
You are to vote my shares as follows:

☑	PLEASE MARK VOTES AS IN THIS EXAMPLE

1.	ELECTION OF DIRECTORS

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐
C.	Marie Brown, Philip T. Goldstein, Louis P. Jenkins, Jr., Michael L. Middleton and Joseph V. Stone, Jr.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).

*Exceptions:

2.	THE RATIFICATION OF THE APPOINTMENT OF STEGMAN & COMPANY AS INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007

FOR	AGAINST	ABSTAIN
☐	☐	☐

Participant’s Name	Shares Allocated to Participant’s Account under the Employee Stock Ownership Plan and Trust
The undersigned acknowledges receipt from the Company prior to the execution of this vote authorization form of the Notice of Annual Meeting, a Proxy Statement for the Annual Meeting and the Company’s 2006 Annual Report.
I hereby authorize Herbert N. Redmond, Jr. and Louis P. Jenkins, Jr., as Trustees of the Trust established under the ESOP, to vote the shares of the Company’s common stock allocated to my account under the ESOP at the Meeting in accordance with the instructions given above.

Dated:	, 2007

SIGNATURE OF PARTICIPANT
Please complete this direction form, sign, date and return it to the Company, Attn: Christy Lombardi, at 3035 Leonardtown Road, Waldorf, Maryland 20601 by April 30, 2007.